Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

August 22, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Acquisition Capital Group, Inc.
Worcester, Massachusetts

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-11/A Amendment No. 5, Registration Statement under the Securities Act of 1933, filed by Acquisition Capital Group, Inc. of our report dated February 12, 2011 relating to the financial statements of Acquisition Capital Group, Inc., a Delaware Corporation, as of and for the period ending October 31, 2010, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC